Exhibit 1.3

Certificate of Amalgamation	Certificat de fusion

Canada Business Corporations Act	Loi canadienne sur les sociétés par actions

GENOIL INC.	329322-0

Name of corporation-Dénomination de la société	Corporation number-Numéro de la société

I hereby certify that the above-named corporation resulted from an amalgamation, under section 185 of the Canada Business Corporations Act, of the corporations set out in the attached articles of amalgamation.
Je certifie que la société susmentionnée est issue d’une fusion, en vertu de l’article 185 de la Loi canadienne sur les sociétés par actions, des sociétés dont les dénominations apparaissent dans las statuts de fusion ci-joints.

September 6, 1996/le 6 septembre 1996

Director - Directeur	Date of Amalgamation - Date de fusion

Canada Business Corporations Act	Loi régisssant les sociétés par actions de régime fédéral
FORM 9
ARTICLES OF AMALGAMATION
(SECTION 185)
FORMULE 9
STATUTS DE FUSION
(ARTICLE 185)

1 — Name of amalgamated corporation
Dénomination de la société issue de la fusion

GENOIL INC.

2 — The place in Canada where the registered office is to be situated
Lieu au Canada ou doit être situé le siège social

Municipality of Metropolitan Toronto, Province of Ontario

3 — The classes and any maximum number of shares that the corporation is authorized to issue
Catégories et tout nombre maximal d’actions que la société est autorisée à émettre

An unlimited number of common shares the rights, privileges, restrictions and conditions of which are annexed hereto as Schedule 1 and form an integral part of these Articles.

4 — Restrictions, if any, on share transfers
Restrictions sur le transfert des actions, s’il y a lieu

None

5 — Number (or minimum and maximum number) of directors
Nombre (ou nombre minimal et maximal) d’administrateurs

A minimum of three (3) directors and a maximum of ten (10) directors

6 — Restrictions, if any, on business the corporation may carry on
Limites imposées à l’activité commerciale de la société, s’il y a lieu

None

7 — Other provisions, if any
Autres dispositions, s’il y a lieu

See Schedule 2 annexed hereto and forming an integral part of these Articles.

8 — The amalgamation has been approved pursuant to that section or subsection of the Act which is indicated as follows:
8 — La fusion a été approuvée en accord avec l’article ou le paragraphe de la Loi indiqué ci-après:

☒  183
☐  184(1)
☐  184(2)

9 — Name of the amalgamating corporations Dénomination des sociétés fusionnantes	Corporation No. No de la société	Signature	Date	Title Titre

CONTINENTAL FASHION GROUP INC.	328971-1		Sept. 4/96	Jeffrey Kurtz, Director

GENOIL INC.	324649-3		Sept. 4/96	Luce L. Saint-Pierre- Secretary

FOR DEPARTMENTAL USE ONLY — À L’USAGE DU MINISTÉRE SEULEMENT
Corporation No. — No de la société
329322-0
Filed — Déposée
SEP — 9 1996

7630-21-938-1390 (01-93) 46

SCHEDULE 1
The common shares of the Corporation shall have and be subject to the following rights, privileges, restrictions and conditions:
1. Dividends
1.1 Subject to the prior rights of the holders of any shares of the Corporation ranking senior to the common shares with respect to priority in the payment of dividends, the holders of the Corporation’s common shares shall be entitled to receive dividends and the Corporation shall pay dividends thereon, as and when declared by the directors of the Corporation (the “Directors”) out of assets properly applicable to the payment of dividends, in such amount and in such form as the Directors may from time to time determine and all dividends which the Directors may declare on the Corporation’s common shares shall be declared and paid in equal amounts per share on all common shares at the time outstanding. Cheques of the Corporation payable at par at any branch of the Corporation’s bankers for the time being in Canada shall be issued in respect of any such dividends payable in cash (less any tax required to be withheld by the Corporation) and payment thereof shall satisfy such dividends. Dividends which are represented by a cheque which has not been presented to the Corporation’s bankers for payment or that otherwise remain unclaimed for a period of 6 years from the date on which they were declared to be payable shall be forfeited to the Corporation.
2. Distribution Rights
2.1 In the event of the liquidation, dissolution or winding-up of the Corporation, whether voluntary or involuntary, or any other distribution of assets of the Corporation among its shareholders for the purpose of winding up its affairs, subject to the prior rights of the holders of any class of shares of the Corporation ranking senior to the Corporation’s common shares with respect to priority in the distribution of assets upon liquidation, dissolution or winding-up, the holders of the Corporation’s common shares shall be entitled, equally without distinction or preference, to receive the remaining property and assets of the Corporation and to participate equally in any distribution thereof.
3. Voting Rights
3.1 The holders of the Corporation’s common shares shall be entitled to receive notice of and to attend all meetings of shareholders of the Corporation. At any such meeting other than a meeting at which only holders of another specified class or series of shares of the Corporation are entitled to vote separately as a class or series, each of the Corporation’s common shares shall confer one vote.
4. Creation of Other Voting Shares
4.1 No other class or series of shares of the Corporation, other than the Corporation’s common shares, carrying the right to vote at a meeting of the Corporation (other than a meeting at which only the holders of a particular class or series of shares of the Corporation are entitled to vote separately as a class or series) either under all circumstances or under certain circumstances that have occurred and are continuing shall be authorized, without the affirmative vote of a majority of the votes cast at a meeting of the holders of the Corporation’s common shares voting separately as a class.

SCHEDULE 2
1.	Without restricting any of the powers and capacities of the Corporation, whether derived from the Canada Business Corporations Act (“CBCA”) or otherwise, the Board of Directors may, from time to time without authorization of the shareholders:
(a)	borrow money upon the credit of the Corporation;

(b)	limit or increase the amount to be borrowed;

(c)	issue, re-issue, sell or pledge debt obligations of the Corporation for such sums and for such prices as may be deemed expedient;

(d)	subject to Section 44 of the CBCA, give a guarantee on behalf of the Corporation to secure performance of any obligation by any person; and

(e)	mortgage, hypothecate, pledge or otherwise create a security interest in all or any property of the Corporation, owned or subsequently acquired to secure any obligation of the Corporation.
2.	The Board of Directors may from time to time delegate to such one or more of the directors and officers of the Corporation as may be designated by the Board of Directors all or any of the powers conferred on the Board of Directors above to such extent and in such manner as the Board of Directors shall determine at the time of such delegation.